Exhibit 8.1

Client-Matter:    03488-058

December 10, 2015

Board of Directors

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Ladies and Gentlemen:

We have acted as special tax counsel to CVB Financial Corp., a California corporation, (the “Parent”), in connection with that certain Agreement and Plan of Reorganization and Merger, dated as of October 14, 2015 (the “Plan”), by and among the Parent, Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens Business Bank”), and County Commerce Bank, a California state-chartered bank (the “Target”). Under the Plan, the Target will merge with and into Citizens Business Bank, with Citizens Business Bank surviving the merger (the “Merger”). You have requested our opinion on certain U.S. federal income tax consequences of the Merger. In this connection, our opinion set forth below is required as a condition of the Parent’s obligation to consummate the Merger pursuant to Section 7.3(c) of the Plan. We are furnishing this opinion in connection with the filing of the Merger Registration Statement (Form S-4) with the Securities and Exchange Commission and this opinion is not to be relied upon for any other purpose without our prior written consent.

This opinion is solely for the benefit of the Parent and its shareholders and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificates delivered to us by each of the Target and Parent and dated as of even date herewith (the “Certificates of Representations”).

In our capacity as special tax counsel to the Parent and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan, (ii) the Certificates of Representations, (iii) the Form S-4, and (iv) such other documents we considered relevant to our analysis. We have not undertaken to independently verify, and have not verified, any of the facts that we have relied upon when rendering this opinion and you have not asked us to do so; provided, that, we have not become aware, during the course of our representation, that any of these facts are not true.

We have assumed that all of the parties and the parties to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of the terms or conditions set forth therein. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

One Embarcadero Center, 30th Floor, San Francisco, California 94111    Telephone:    415.291.7400    Fax:    415.291.7474

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CVB Financial Corp.

December 10, 2015

We have also assumed, in rendering the opinion set forth below, that

(a) Any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification; and

(b) The parties will not deviate from the Plan in any respect when completing the Merger.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will qualify as a “reorganization,” within the meaning of Section 368(a) of the Code.

This opinion is based on existing law as contained in the Code, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

The opinion set forth herein is based upon facts and circumstances as they exist as of the date hereto, and any change in the facts as set forth herein or in existing law, could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement such opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

In addition, we have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Form S-4. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations therein, is accurate in all material respects as of the date hereof.

CVB Financial Corp.

December 10, 2015

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Manatt, Phelps & Phillips, LLP